                                                                  EXECUTION COPY

                                                                     EXHIBIT 2.1


--------------------------------------------------------------------------------


                           STOCK PURCHASE AGREEMENT

--------------------------------------------------------------------------------


                                 by and among

                         INTELLIGENT LIFE CORPORATION,

             THE SHAREHOLDERS OF PROFESSIONAL DIRECT AGENCY, INC.

                                      and

                      THE MIDLAND LIFE INSURANCE COMPANY


                             dated August 20, 1999

                               TABLE OF CONTENTS

ARTICLE 1. PURCHASE AND SALE OF COMPANY STOCK AND MIDLAND NOTE; CLOSING...  1

   Section 1.1.   Purchase and Sale of Company Stock......................  1
   Section 1.2.   Purchase and Sale of Midland Note.......................  1
   Section 1.3.   Purchase Price..........................................  1
   Section 1.4.   Allocation of Consideration among Shareholders..........  2
   Section 1.5.   Closing.................................................  2
   Section 1.6.   Further Assurances......................................  2
   Section 1.7    Repayment of Loans from Midland to Certain Shareholders.  2

ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS.............  2

   Section 2.1.   Organization............................................  3
   Section 2.2.   Authorization...........................................  3
   Section 2.3.   Absence of Restrictions and Conflicts...................  3
   Section 2.4.   Capitalization..........................................  4
   Section 2.5.   Financial Statements....................................  4
   Section 2.6.   Title to Assets and Related Matters.....................  4
   Section 2.7.   Legal Proceedings.......................................  5
   Section 2.8.   Insurance Practices.....................................  5
   Section 2.9.   Licenses and Permits....................................  5
   Section 2.10.  Material Contracts......................................  6
   Section 2.11.  Premises................................................  7
   Section 2.12.  Tax Returns; Taxes......................................  7
   Section 2.13.  Labor Matters...........................................  8
   Section 2.14.  Compensation; Employment Agreements.....................  8
   Section 2.15.  Employee Benefit Plans..................................  8
   Section 2.16.  Labor Relations.........................................  9
   Section 2.17.  Insurance............................................... 10
   Section 2.18.  Environmental Matters................................... 10
   Section 2.19.  Trademarks, Trade Names................................. 10
   Section 2.20.  Pivot's Computer Software and Hardware.................. 11
   Section 2.21.  Transactions With Affiliates............................ 12
   Section 2.22.  Brokers, Finders and Investment Bankers................. 12
   Section 2.23.  Customers............................................... 12
   Section 2.24.  Investment Company; Holding Company..................... 12
   Section 2.25.  Certain Payments........................................ 13
   Section 2.26.  Millennium Compliance................................... 13
   Section 2.27.  Disclosure.............................................. 13

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF BUYER........................ 13

   Section 3.1.   Organization............................................ 13
   Section 3.2.   Authorization........................................... 14
   Section 3.3.   Absence of Restrictions and Conflicts................... 14
   Section 3.4.   Financial Statements.................................... 14
   Section 3.5.   Securities and Exchange Commission Filings.............. 14
   Section 3.6.   Investment Representation............................... 15
   Section 3.7.   Disclosure.............................................. 15

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF MIDLAND...................... 15

   Section 4.1.   Organization............................................ 15
   Section 4.2.   Authorization........................................... 15

   Section 4.3.   Absence of Restrictions and Conflicts.................... 16
   Section 4.4.   Midland Insurance Matters................................ 16

ARTICLE 5. POST-CLOSING COVENANTS AND ADDITIONAL AGREEMENTS OF THE
SHAREHOLDERS, MIDLAND AND BUYER............................................ 16

   Section 5.1.   Confidentiality.......................................... 16
   Section 5.2.   Future Cooperation; Assurances........................... 16
   Section 5.3.   Tax Matters.............................................. 17
   Section 5.4.   Employee Nonsolicitation................................. 17
   Section 5.5.   Employee Benefit Plans................................... 17
   Section 5.6    Release.................................................. 18

ARTICLE 6. DELIVERIES AT CLOSING........................................... 18

   Section 6.1.   Deliveries by The Shareholders........................... 18
   Section 6.2.   Deliveries by Buyer...................................... 18
   Section 6.3.   Deliveries by Midland.................................... 19

ARTICLE 7. SURVIVAL OF REPRESENTATIONS AND  WARRANTIES AND INDEMNIFICATION. 19

   Section 7.1.   Survival of Representations and Warranties............... 20
   Section 7.2.   Indemnification by the Shareholders...................... 20
   Section 7.3.   Indemnification by Buyer................................. 23
   Section 7.4.   Indemnification by Midland............................... 25
   Section 7.5.   Threshold for Claims..................................... 28
   Section 7.6.   Claims Limitations....................................... 29

ARTICLE 8. CERTAIN DEFINITIONS............................................. 29



ARTICLE 9. MISCELLANEOUS PROVISIONS........................................ 31

   Section 9.1.   Notices.................................................. 31
   Section 9.2.   Entire Agreement; Modifications and Amendments........... 32
   Section 9.3.   Assignment; Successors-in-interest....................... 32
   Section 9.4.   Number; Gender........................................... 32
   Section 9.5.   Captions................................................. 32
   Section 9.6.   Controlling Law; Integration............................. 32
   Section 9.7.   Severability............................................. 32
   Section 9.8.   Counterparts............................................. 33
   Section 9.9.   Enforcement of Certain Rights............................ 33
   Section 9.10.  Waiver................................................... 33
   Section 9.11.  Fees
   Section 9.12.  Further Assurances....................................... 33
   Section 9.13.  Public Announcements..................................... 33

                                 EXHIBIT INDEX

EXHIBIT A         SHAREHOLDERS
EXHIBIT B         MIDLAND NOTE
EXHIBIT C         EMPLOYMENT AGREEMENT
EXHIBIT D         TERMINATION AGREEMENT
EXHIBIT E         OPINION OF COUNSEL TO PIVOT AND THE SHAREHOLDERS
EXHIBIT F         OPINION OF COUNSEL TO BUYER
EXHIBIT G         OPINION OF COUNSEL TO MIDLAND
EXHIBIT H         REGISTRATION RIGHTS AGREEMENT

                                SCHEDULE INDEX
                                --------------

Schedule 1.1               Stock
Schedule 1.5               Allocation of Payments of Purchase Price
Schedule 2.1               Organization
Schedule 2.3               Consents
Schedule 2.4               Capitalization
Schedule 2.5               Financial Statements
Schedule 2.6               Property and Equipment
Schedule 2.7               Litigation
Schedule 2.9               Compliance With Laws
Schedule 2.10(a)(i)        Personal Property
Schedule 2.10(a)(ii)       Purchase Orders
Schedule 2.10(a)(iii)      Sales Contracts
Schedule 2.10(a)(iv)       Affiliate Contracts
Schedule 2.10(a)(v)        Marketing Contracts
Schedule 2.10(a)(vi)       Other Contracts
Schedule 2.10(c)           Contracts In Default
Schedule 2.10(d)           Enforceability of Contracts
Schedule 2.11              Leases
Schedule 2.12              Tax Returns; Taxes
Schedule 2.13              Labor Matters
Schedule 2.14              Employment Agreements
Schedule 2.15              Benefit Plans
Schedule 2.17              Insurance
Schedule 2.18              Environmental Matters
Schedule 2.19              Trademarks, Trade Names
Schedule 2.20(a)           Software
Schedule 2.20(b)           Software Title Exceptions
Schedule 2.21              Transactions With Affiliates
Schedule 2.22              Brokers
Schedule 2.23              Customers

                           STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT, dated as of August 20, 1999 (the "Agreement"), by and between INTELLIGENT LIFE CORPORATION, a Florida corporation ("Buyer"), THE MIDLAND LIFE INSURANCE COMPANY, an Ohio corporation ("Midland"), and the shareholders of Professional Direct Agency, Inc., an Ohio corporation ("Pivot"), named on Schedule 1.1 attached hereto (collectively, the
  -----             ------------
"Shareholders").

                             W I T N E S S E T H:
                             -------------------

         WHEREAS, Pivot is in the business of providing online insurance quotes and fulfillment services (the "Business"); and
                               --------

         WHEREAS, Buyer desires to purchase from the Shareholders, and the Shareholders desire to sell to Buyer, all of the outstanding capital stock of Pivot (the "Company Stock") for cash, upon the terms and subject to conditions
            -------------
set forth herein; and

         WHEREAS, Buyer desires to purchase from Midland, and Midland desires to sell to Buyer, that certain promissory note of Pivot dated April 30, 1999 in the maximum principal amount of $4,050,000 (the "Midland Note"), in exchange for a
                                             ------------
promissory note of Buyer in the principal amount of $4,350,000 and substantially in the form of Exhibit B attached hereto (the "Purchase Note"); and
               ---------                       -------------

         NOW THEREFORE, in consideration of the foregoing, the mutual covenants, agreements, representation and warranties contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1.
         PURCHASE AND SALE OF COMPANY STOCK AND MIDLAND NOTE; CLOSING

         Section 1.1. Purchase and Sale of Company Stock. Buyer hereby purchases
                      ----------------------------------
from the Shareholders, and the Shareholders hereby sell, convey and assign to Buyer, the Company Stock listed and described on Schedule 1.1 hereto.
                                                 ------------

         Section 1.2. Purchase and Sale of Midland Note. Buyer hereby purchases
                      ---------------------------------
from Midland, and Midland hereby sells, conveys and assigns to Buyer, the Midland Note.

         Section 1.3. Purchase Price.
                      --------------

         (a) In consideration of the sale of the Company Stock and the representations, warranties, covenants and agreements of the Shareholders set forth herein, and subject to Section 1.4 below, Buyer shall pay to the Shareholders at the Closing (as defined below) the sum of $290,000 (the "Cash
                                                                         ----
Payment").
-------

     (b) In consideration of the sale of the Midland Note and the representations, warranties, covenants and agreements of Midland set forth herein, Buyer shall issue to Midland at the Closing the Purchase Note. The original principal amount of the Purchase Note shall be $4,350,000, such amount being equal to the sum of the outstanding principal amount of the Midland Note at the time of the Closing plus any accrued but unpaid interest thereon through the Closing Date.

     Section 1.4. Allocation of Consideration Among Shareholders. All payments
                  ----------------------------------------------
of the Cash Payment to the Shareholders pursuant to Section 1.3(a) hereof shall be allocated among the Shareholders in accordance with Schedule 1.1 hereof.

     Section 1.5. Closing. The Closing of the purchase and sale of the Company
                  -------
Stock and the Midland Note (the "Closing") is being held contemporaneously with
                                 -------
the execution and delivery of this Agreement at the offices of Morris, Manning & Martin, L.L.P., 1600 Atlanta Financial Center, 3343 Peachtree Road, N.E., Atlanta, Georgia 30326, at 10:00 a.m., local time, on the date hereof. The date of the Closing is the "Closing Date." The Closing shall be deemed to have
                       ------------
occurred and shall be effective for all purposes as of 11:59:59 p.m. on the Closing Date.

     Section 1.6. Further Assurances. From time to time after the Closing,
                  ------------------
Midland and the Shareholders will execute and acknowledge and deliver to Buyer such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Buyer may reasonably request in order to vest more effectively in Buyer, or to put Buyer more fully in possession of any of the Assets (as defined below), provided that Buyer or Pivot shall reimburse the Shareholders for their reasonable out-of-pocket costs and expenses in connection therewith; provided, however, that the Shareholders shall be responsible for such expenses in connection with fulfilling their obligations under Article 5 hereof. Each of the parties hereto will cooperate with the other and will, at the cost and expense of the party requesting the same, execute and deliver to the other such other instruments and documents and take such other actions as may be reasonably requested from time to time by any party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement. The Shareholders agree to provide assistance to Buyer as reasonably requested by Buyer (including reasonable access to Pivot's books and records) in connection with any audit by Buyer or its accountants of the Financial Statements required pursuant to the securities laws.

     Section 1.7  Repayment of Loans from Midland to Certain Shareholders
                  -------------------------------------------------------

     At the Closing, Lou E. Hensley and David C. Florian each shall pay Midland (or cause Buyer to pay Midland out of such Shareholder's portion of the Cash Payment) by wire transfer of immediately available funds, the then entire outstanding principal balance of his respective Promissory Note dated April 30, 1999 issued to Midland in the original principal amount of $50, 000 (the "Shareholder Notes) plus all accrued interest thereon through the Closing Date.

                                  ARTICLE 2.
              REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

     With such exceptions as are set forth in the Schedules attached to this Agreement, the Shareholders hereby, jointly and severally, represent and warrant to Buyer that:

     Section 2.1. Organization. Pivot is a corporation duly organized, validly
                  ------------
existing and in good standing under the laws of the State of Ohio, with all requisite corporate power and authority to own, lease and operate its properties and to carry on the Business as now being conducted and to consummate the transactions contemplated hereby. Except as set forth in Schedule 2.1 or where
                                                         ------------
such failure to qualify would not have a Material Adverse Effect on Pivot, Pivot is duly qualified to transact its business and is in good standing as a foreign corporation, in each jurisdiction where the character of its activities requires such qualification. Pivot has delivered to Buyer true, correct and complete copies of the Articles of Incorporation, Regulations or other governing documents, as currently in effect, of Pivot.

     Section 2.2. Authorization. The Shareholders have full legal authority to
                  -------------
execute and deliver this Agreement and the other agreements, documents, assignments and instruments contemplated hereby (the "Other Agreements") to be
                                                      ----------------
executed and delivered by them pursuant to this Agreement and to perform their respective obligations under this Agreement and such Other Agreements, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Shareholders of this Agreement and the Other Agreements to which they are a party, the performance by Pivot and the Shareholders of their obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate action of Pivot's Board of Directors and Shareholders. This Agreement constitutes, and when executed and delivered the Other Agreements will constitute, the legal, valid and binding obligations of Pivot and the Shareholders (to the extent such persons are parties thereto), enforceable against them in accordance with the respective terms hereof and thereof except as such validity, binding nature and enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting the rights of creditors, and general principles of equity that restrict the availability of equitable remedies.

     Section 2.3. Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the Other Agreements, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the terms and conditions of this Agreement and the Other Agreements do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any term or provision of the Articles of Incorporation or Regulations of Pivot, (ii) subject to receipt of any consents described on
Schedule 2.3(a) hereto (the "Consents"), any Contract to which Pivot or the
---------------              --------
Shareholders are a party (other than the Midland Loan Documents (defined below)), (iii) any judgment, decree or order of any court or governmental authority or agency to which Pivot or the Shareholders are a party or by which Pivot or any of its properties is bound, or (iv) any statute, law, regulation or rule applicable to Pivot so as to have, in the case of subsections (ii) and (iv) above, a Material Adverse Effect on Pivot. To the Shareholders' knowledge, except as set forth on Schedule 2.3(b), no consent, approval, order or
                       ---------------
authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to Pivot is required in connection with the execution, delivery or performance of this Agreement or the Other Agreements by Pivot or the consummation of the transactions contemplated by this Agreement or the Other Agreements by Pivot.

     Section 2.4. Capitalization. The authorized capital stock of Pivot consists
                  --------------
of one thousand seven hundred forty (1,740) common shares, without par value, of which 200 shares are issued and outstanding (the "Company Stock"). All of the
                                                  -------------
issued and outstanding shares of Company Stock are owned beneficially and of record by the Shareholders as set forth on Schedule 1.1. All of the issued and
                                           ------------
outstanding shares of Company Stock have been duly authorized and validly issued, are fully paid and nonassessable, and were offered, issued, sold and delivered by Pivot in compliance with all applicable state and federal laws concerning the issuance of securities. None of such shares were issued in violation of the preemptive rights of any past or present shareholder. The transfer of Company Stock to Buyer pursuant to this Agreement will transfer to Buyer valid title in the shares of Company Stock owned by the Shareholders, free and clear of all liens, encumbrances and claims of every kind except for those created by Buyer and those in favor of Midland that shall be terminated as of the Closing Date. No subscription, option, warrant, call, convertible or exchangeable security, other conversion right or commitment of any kind exists which obligates Pivot to issue any of its capital stock or the Shareholders to transfer any of Company Stock, except as set forth on Schedule 2.4 or as
                                                      ------------
provided in the Midland Loan Documents.

     Section 2.5. Financial Statements. Pivot has made available to Buyer (i)
                  --------------------
the unaudited statements of income of Pivot for the fiscal year ended June 30, 1999 (collectively, the "Annual Financial Statements") and (ii) unaudited
                         ---------------------------
balance sheet of Pivot as of May 31, 1999 (the "May Balance Sheet") and the
                                                -----------------
statement of income of Pivot for the five-month period ended May 31, 1999 (the "Interim Financial Statements"), copies of which are attached hereto as Schedule
 ----------------------------                                           --------
2.5 (such financial statements are sometimes hereinafter referred to
---
collectively as the "Financial Statements"). The Financial Statements have been
                     --------------------
prepared from, and are in accordance with, the books and records of Pivot, and present fairly in all material respects the financial position and results of operations of Pivot on an accrual basis as of the dates and for the periods indicated. To the knowledge of the Shareholders, there are no debts, liabilities or claims against Pivot that are not currently reflected in the Financial Statements, contingent or otherwise, which would be of a nature required to be reflected in a balance sheet prepared in accordance with generally accepted accounting principles (excluding the notes thereto).

     Section 2.6. Title to Assets and Related Matters. Schedule 2.6 sets forth
                  -----------------------------------  ------------
an accurate list of all real and personal property included in "property and equipment" on the balance sheet of Pivot and all other tangible assets of Pivot with a book value as of the date hereof in excess of $5,000 (i) owned by Pivot as of the May Balance Sheet date (the "Balance Sheet Date") and (ii) acquired
                                       ------------------
since the Balance Sheet Date, including in each case descriptions of the material terms of each lease for significant equipment and for all real property leased by Pivot. Pivot has furnished Buyer or its representatives with true, correct and complete copies of each such lease. Except as specifically identified on Schedule 2.6, all of the material tangible assets, vehicles and
              ------------
other significant machinery and equipment of Pivot listed on Schedule 2.6 are in
                                                             ------------
good working
order and condition in light of their age, ordinary wear and tear excepted, and have been maintained in accordance with standard industry practices. All fixed assets used by Pivot that are material to the operation of Pivot's business are either owned by Pivot or leased under an agreement identified on Schedule 2.6.
                                                                 ------------
All leases set forth on Schedule 2.6 (i) constitute valid and binding agreements
                        ------------
of Pivot, in full force and effect and are enforceable against Pivot in accordance with their respective terms, and (ii) constitute valid and binding agreements of the other parties thereto and to the knowledge of the Shareholders are in full force and effect and are enforceable against such parties in accordance with their respective terms. Pivot has no title reports or title insurance policies. The assets listed on Schedule 2.6 (collectively, the
                                         ------------
"Assets") constituted all of the assets necessary for Buyer to continue to
 ------
operate the Business and Pivot after the Closing in a manner substantially similar with their operations prior to the Closing.

     Pivot has good and indefeasible title to the tangible and intangible personal property and the real property owned and used in its business, including the properties identified on Schedule 2.6, subject to no mortgage,
                                       ------------
pledge, security interest, lien, claim, conditional sales agreement, encumbrance or charge, except for liens reflected on Schedule 2.6, liens for current taxes
                                         ------------
not yet payable and assessments not in default, easements for utilities serving only the property, and easements, covenants and restrictions and other exceptions to title shown of record in the office of the county recorder in which the properties, assets and leasehold estates are located, that do not materially and adversely affect Pivot's use of the property.

     Section 2.7  Legal Proceedings. Except as set forth on Schedule 2.7, there
                  -----------------                         ------------
is no Litigation pending, or to the knowledge of the Shareholders, threatened, against Pivot or its officers, directors, shareholders, agents or employees.

     Section 2.8  Insurance Practices. The insurance practices and business
                  -------------------
operations of Pivot (including, without limitation, their reserving, marketing, financial, premium collection and refunding and other practices) conform in all material respects to all applicable legal and regulatory requirements and accepted insurance company practices except as described on Schedule 2.9.

     Section 2.9. Licenses and Permits.
                  --------------------

     (a) To knowledge of the Shareholders, Pivot has obtained, and is in compliance in all material respects with, all necessary licenses, permits, consents, approvals, orders, certificates, authorizations, declarations and filings required by all federal, state, local and other governmental or regulatory authorities (including, without limitation, any federal, state and local laws and regulations and authorities or agencies regulating insurance agents and agencies and their operations) and all courts and other tribunals for the conduct of the businesses and operations of Pivot as now and has been conducted (collectively, the "Required Licenses"), and there have not been and are no proceedings pending or, to the knowledge of the Shareholders, threatened which may result in the revocation, cancellation or suspension, or any adverse modification, of any such Required License nor are there any facts known to the Shareholders which may give rise to such proceedings. The attached Schedule 2.9 contains a true, correct and complete list of all Required Licenses and the jurisdictions for which they are issued and a true, correct and complete list of all states in which Pivot currently has pending an application to transact any line of business. Except as described on Schedule 2.9, all of the Required Licenses shall remain in full force and effect notwithstanding the consummation of the transactions contemplated hereunder

     (b) All material reports and applications required to be filed with any regulatory authority have been filed and are true, correct and complete in all respects and accurately present the information contained therein, and continue to be the same. Neither the consummation of the transactions contemplated by this Agreement nor any change which occurs as a result thereof will, when reflected in appropriate amendments to such applications or filings, have a material adverse effect upon any matters (including rate approvals) which are the subject of such reports, applications or filings.

     Section 2.10  Material Contracts.
                   ------------------

     (a)  Description.
          -----------

          (i)      Personal Property. Schedule 2.10(a)(i) is a list and brief
                   -----------------  -------------------
                   description of all Contracts affecting or relating to the personal property of Pivot (other than Contracts affecting rights in the personal property of Pivot which do not involve the payment by Pivot of more than $5,000 per year).

          (ii)     Purchase Orders. Schedule 2.10(a)(ii) is a list of all
                   ---------------  --------------------
                   outstanding Contracts for the acquisition of goods, assets or services by Pivot (other than purchase orders and other commitments which do not exceed $5,000 each).

          (iii)    Sales. Schedule 2.10(a)(iii) is a list of all Contracts for
                   -----  ---------------------
                   the sale of products or the performance of services by Pivot which exceed $5,000 each.

          (iv)     Employment; Other Affiliate Contracts. Schedule 2.10(a)(iv)
                   -------------------------------------  --------------------
                   contains a list of all Contracts with any employee, officer, agent, consultant, sales representative, distributor, dealer or affiliate of Pivot (other than those entered into in the ordinary course of business consistent with past practice that are immediately terminable at will by Pivot without any liability).

          (v)      Marketing Rights. Except as set forth in Schedule 2.10(a)(v),
                   ----------------                         -------------------
                   Pivot has not granted, transferred or assigned any right or interest in the Proprietary Software (as defined below) to any Person. Except as set forth in Schedule 2.9(a)(v), there
                                                      ------------------
                   are no contracts, agreements, licenses or other commitments or arrangements in effect with respect to marketing, distribution, licensing or promotion by any independent sales person, distributor, dealer, sub-licenser or other remarketer or sales organization.

          (vi)     Other Contracts. Schedule 2.10(a)(vi) is a list of any other
                   ---------------  --------------------
                   Contracts of Pivot which (A) provide for payments in any calendar year which exceed $5,000, (B) require performance by Pivot of any obligation for a period of time extending beyond two months from the Closing Date or (C) are not terminable by Pivot without penalty upon 60 days or less notice.

     (b)  Copies. Correct and complete copies of all written Contracts, and
          ------
correct and complete descriptions of all oral Contracts or series of oral Contracts to provide goods and services in excess of $5,000 referred to in
Section 2.9(a) have been made available to Buyer.

     (c)  No Default. Except as set forth on Schedule 2.10(c), neither Pivot
          ----------                         ----------------
nor, to the Shareholders' knowledge, any other party is in default under any of the Contracts referred to in Section 2.10(a) and the Shareholders have no knowledge of any basis for any such Default.

     (d)  Assurances. Each of the Contracts referred to in this Section 2.10 is
          ----------
in full force and effect and constitutes a valid, legal and binding agreement of Pivot, to the knowledge of the Shareholders the other parties thereto, enforceable in accordance with its terms, except as such validity, binding nature and enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting the rights of creditors; and general principles of equity that restrict the availability of equitable remedies. Except as set forth in Schedule
                                                                        --------
2.10(d), the enforceability of each of the Contracts referred to in this Section
-------
2.10 will not be adversely affected in any material respect by the consummation of the transactions contemplated by this Agreement.

     (e)  Continued Operations. The Contracts, taken as a whole, constitute all
          --------------------
of the contracts necessary for Buyer to continue to operate the Business and Pivot after the Closing in a manner substantially similar with their operations prior to the Closing.

     (f)  General. Pivot is not a party to or subject to (i) any joint venture
          -------
contract or arrangement or any other agreement which has involved or is expected to involve a sharing of profits, (ii) any OEM, reseller, distribution or equivalent agreement, volume purchase agreement, corporate end user license, sales or service agreement or other agreement or contract pursuant to which Pivot has granted most favored nation pricing provisions or exclusive marketing, reproduction, publishing, licensing or distribution rights related to any product, group of products or territory, or (iii) any agreement or contract containing a covenant or provision purporting to limit Pivot's freedom to compete in the Business or any related line of business in any geographic area. Nothing contained in this Agreement or the Contracts shall prohibit or restrict Buyer from entering into any agreement with any party, regardless of such party's status as a customer or former customer of Pivot.

     Section 2.11. Premises. Pivot owns no real property. The Lease attached
                   --------
hereto as Schedule 2.11 contains a correct and complete description of all of
          -------------
Pivot's leased real property, and upon the execution and delivery thereof will constitute the only Contract of Pivot in effect on the Closing Date relating to leased real property.

     Section 2.12. Tax Returns; Taxes. Except as set forth on Schedule 2.12, all
                   ------------------                         -------------
federal, state, local and foreign tax returns required to be filed by or with respect to Pivot (including employment and withholding tax returns) (collectively, "Taxes") have been filed. Except as noted on Schedule 2.12, all
                -----                                       -------------
Taxes which are due and payable pursuant to such returns or for periods ending through and including the Closing Date or pursuant to any assessment with respect to Taxes in such jurisdictions, whether or not in connection with such returns have been paid or adequate provisions therefore have been made on the books and records of Pivot. Except as noted on Schedule
                                                                     --------
2.12, there is no liability for unpaid Taxes, whether or not disputed, for the
----
tax periods ending prior to the Closing Date. All deficiencies asserted as a result of any examinations by the IRS or any other taxing authority have been paid, fully settled or adequately provided for in the May Balance Sheet. There are no pending claims asserted for Taxes of Pivot or outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of Pivot for any period. There are no Liens on or attaching to the assets of Pivot for any Taxes (other than any Lien for current ad valorem taxes not yet due and payable).

     Section 2.13. Labor Matters. Schedule 2.13 contains a correct and complete
                   -------------  -------------
list of all employees (the "Employees") of, and contractors performing work for,
                            ---------
Pivot, which such persons comprise all of the persons necessary to operate the Business as it is currently conducted. Except as disclosed on Schedule 2.13, the
                                                              -------------
employment of all of the Employees (other than that of David C. Florian) is terminable at will by Pivot without any liability to the extent permitted under applicable law. Except as disclosed on Schedule 2.13, at or immediately prior to
                                       -------------
the Closing Date, Pivot has paid to the Employees all amounts incurred prior to the Closing Date for wages, bonuses, personal leave, and any other amounts due to Employees by Pivot. Pivot is not a party to any union agreement or collective bargaining agreement applicable to any of the Employees, and no attempt to organize any of the Employees has been made, proposed or threatened. No strike, dispute, slowdown, stoppage or lockout is pending or, to the Shareholders' knowledge, threatened affecting the Business, nor, to the Shareholders' knowledge, has any such action ever been threatened.

     Section 2.14. Compensation; Employment Agreements.
                   -----------------------------------

     Schedule 2.14 sets forth an accurate schedule of all officers, directors
     -------------
and employees of Pivot, listing all employment agreements with such officers, directors and employees and the rate of compensation (and the portions thereof attributable to salary, bonus, benefits and other compensation, respectively) of each of such persons as of (i) the Balance Sheet Date and (ii) the date hereof. Pivot has furnished Buyer or its representatives with true, complete and correct copies of all such employment agreements (including, without limitation, the employment agreement of David C. Florian) and all other employment agreements and other similar agreements or arrangements containing "golden parachute" or other similar provisions.

     Section 2.15. Employee Benefit Plans.
                   ----------------------

     Schedule 2.15 sets forth an accurate schedule of all employee benefit plans
     -------------
of Pivot and deferred compensation agreements. For purposes of this Agreement, the term "employee benefit plan" has the meaning given that term in Section 3(3)
          ---------------------                                     ------------
of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").
                                                                     -----
Pivot has furnished Buyer or its representatives with true, complete and correct copies of such plans, agreements and any trusts related thereto, and classifications of employees covered thereby as of the Balance Sheet Date. Except for the employee benefit plans described on Schedule 2.15, Pivot does not
                                                   -------------
sponsor, maintain or
contribute to any plan, program, fund or arrangement that constitutes an "employee pension benefit plan," nor does Pivot have any obligation to contribute to or accrue or pay any benefits under any deferred compensation, employee welfare benefit plan or retirement funding arrangement on behalf of any employee or employees (such as, for example, and without limitation, any individual retirement account or annuity, any "excess benefit plan" (within the meaning of Section 3(36) of ERISA or any non-qualified deferred compensation arrangement). For the purposes of this Agreement, the term "employee pension benefit plan" shall have the same meaning given that term in Section 3(2) of ERISA. Pivot has not sponsored, maintained or contributed to any employee pension benefit plan other than the plans set forth on Schedule 2.15, nor is
                                                       -------------
Pivot required to contribute to any retirement plan pursuant to the provisions of any collective bargaining agreement.

     Pivot is not now, nor will it become as a result of its past activities, liable to the Pension Benefit Guaranty Corporation or to any multi-employer employee pension benefit plan under the provisions of Title IV of ERISA. All employee benefit plans listed on Schedule 2.15 are in substantial compliance
                                 -------------
with all applicable provisions of ERISA and the regulations issued thereunder, as well as with all other applicable federal, state and local statutes, ordinances and regulations. All accrued contribution obligations of Pivot with respect to any plan listed on Schedule 2.15 have either been fulfilled in their
                              -------------
entirety or are fully reflected on the balance sheet of Pivot as of the Balance Sheet Date.

     All plans listed on Schedule 2.15 that are intended to qualify under
                         -------------
Section 401(a) of the Code (the "Qualified Plans") and, except as set forth on
                                 ---------------
Schedule 2.15, have been determined by the Internal Revenue Service to be so
-------------
qualified, and copies of such determination letters are included as part of
Schedule 2.15 hereof. Except as disclosed on Schedule 2.15, all reports and
-------------                                -------------
other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, actuarial reports, audits or tax returns) have been timely filed or distributed, and copies thereof are included as part of Schedule 2.15 hereof. Neither the
                                       -------------
Shareholders, any such plan listed in Schedule 2.15, nor Pivot has engaged in
                                      -------------
any transaction prohibited under the provisions of Section 4975 of the Code or
Section 406 of ERISA. No such plan listed in Schedule 2.15 has incurred an "accumulated funding deficiency," as defined in Section 412(a) of the Code and
Section 202(1) of ERISA, and Pivot has not incurred any liability for excise tax or penalty due to the Internal Revenue Service nor any liability to the Pension Benefit Guaranty Corporation. There have been no terminations, partial terminations or discontinuances of contributions to any such Qualified Plan without notice to and approval by the Internal Revenue Service; no plan listed in Schedule 2.15 subject to the provisions of Title IV of ERISA has been
   -------------
terminated; there have been no "reportable events" (as that phrase is defined in Section 4042 of ERISA) with respect to any such plan; and Pivot has not incurred liability under Section 4062 of ERISA.

     Section 2.16. Labor Relations. Pivot is in compliance in all material
                   ---------------
respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and is not engaged in any unfair labor or unlawful employment practice. There is no (i) unlawful employment practice discrimination charge involving Pivot pending before or, to the knowledge of the Shareholders, threatened involving the Equal

Employment Opportunity Commission ("EEOC"), EEOC recognized state "referral
                                    ----
agency," or any other governmental agency; or (ii) unfair labor practice. charge or complaint against Pivot pending before or, to the knowledge of the Shareholders, threatened involving the National Labor Relations Board ("NLRB").
                                                                        ----

     Section 2.17. Insurance. Except as set forth on Schedule 2.17, all of the
                   ---------                         -------------
assets and the operations of the Business of an insurable nature are insured through policies maintained by Pivot in such amounts and against such losses, casualties or risks as is usual for Pivot. Pivot is not in default in any material respect under any of its insurance policies or insurance policies, there are currently no claims pending or asserted under any of these policies, and Pivot has not been refused any insurance coverage.

     Section 2.18. Environmental Matters. To the knowledge of the Shareholders,
                   ---------------------
and with regard only to the property described in Schedule 2.18 (the
                                                  -------------
"Premises"), Pivot is in compliance in all material respects with all statutes,
 --------
regulations and ordinances relating to the protection of human health and the environment including, without limitation, the Clean Water Act, 33 U.S.C.
(S)1251 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. (S)6901
        ------
et seq., the Clean Air Act, 42 U.S.C. (S)7401 et seq., the Toxic Substances
------                                        ------
Control Act, 15 U.S.C. (S)2601 et seq., the Emergency Planning and Community
                               ------
Right-to-Know Act, 42 U.S.C. (S)1001 et seq., Occupational Safety and Health
                                     ------
Act, 29 U.S.C. (S) 651 et seq., the regulations developed pursuant to these
                       ------
statutes and the corresponding state and local statutes, ordinances and regulations. There has been no release by Pivot or, to the knowledge of the Shareholders, by any other person of a hazardous substance as that term is defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. (S)9601(14), into the environment at the Premises including, without limitation, any such release in the soil or groundwater underlying the Premises which required any action or response (including notification to any governmental agency) by Pivot or which could reasonably expected to expose Pivot to any liability. To the knowledge of the Shareholders, there is no friable asbestos located on the Premises. To the knowledge of the Shareholders, there is no material containing polychlorinated biphenyls at levels of 50 parts per million or higher located at the Premises. There have been no releases of materials stored in underground storage tanks, including, without limitation, petroleum or petroleum-based materials, on the Premises. To the knowledge of the Shareholders, Pivot has received no notice of any violation of any environmental statute or regulation regarding the Premises nor has it been advised of any claim or liability pursuant to any environmental statute or regulation brought by any governmental agency or private party regarding the Premises.

     Section 2.19. Trademarks, Trade Names. Schedule 2.19 sets forth a true and
                   -----------------------  -------------
complete list of (i) all trademarks, trade names, service marks, registered copyrights (including all international, federal and state filings and registrations pertaining thereto appropriately noted on such Schedule) and patents (including all federal and international filings pertaining thereto) of or owned by Pivot (collectively, the "Proprietary Intellectual Property") and
                                      ---------------------------------
(ii) all trademarks, trade names, copyrights, patents, technology and processes used by Pivot which are used pursuant to a license or other right granted by a third party (collectively, the "Licensed Intellectual Property," and together
                                ------------------------------
with the Proprietary Intellectual Property, referred to as "Intellectual
                                                            ------------
Property"). To the knowledge of the Shareholders, each of the federal, state and
--------
other governmental registrations with any country pertaining to the Proprietary Intellectual Property is valid and in full force and effect. Except as set forth in Schedule 2.19, Pivot owns, or has the right to use pursuant to valid and
   -------------
effective agreements, all Intellectual Property, and has the right to retain such ownership or right to use rights upon consummation of the transactions contemplated, and the consummation of the transactions contemplated hereby will not materially adversely alter or impair any such rights. No claims are pending against Pivot, and the Shareholders do not have knowledge of any factual basis for such a claim, by any person with respect to Pivot's rights in any Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement relating to the same, and the current use by Pivot of the Intellectual Property does not infringe upon the rights of any third party, including but not limited to any copyright, patent, trade secret, trademark, service mark, trade name, firm name, trade dress, mask work, other intellectual property right, right of privacy or right in personal data of any person. Schedule 2.19 further sets forth a list of all jurisdictions in
            -------------
which Pivot is operating the Business under a trade name and each jurisdiction in which any such trade name is registered.

     Section 2.20. Pivot's Computer Software and Hardware.
                   --------------------------------------

     (a)  Schedule 2.20(a) sets forth a true and complete list of: (i) all
          ----------------
software and associated documentation owned by Pivot (the "Proprietary
                                                           -----------
Software"); and (ii) all software (other than the Proprietary Software and
--------
"shrink-wrap" software) used in connection with the Business (the "Licensed
                                                                   --------
Software," and together with the Proprietary Software, the "Software"). No
--------                                                    --------
parties other than Pivot possess any current or contingent rights to any source code for the Proprietary Software.

     (b) Pivot has a valid right, title and interest in and to all intellectual property rights in the Proprietary Software, including all copyrights (registered and unregistered), trade secrets, and proprietary and confidential information rights therein. Except as set forth in Schedule 2.20(b), Pivot has
                                                   ----------------
developed the Proprietary Software entirely through its own efforts for its own account or has acquired prior to the date hereof valid right, title and interest in the Proprietary Software, and the Proprietary Software is free and clear of all Liens, claims and encumbrances. Schedule 2.20(b) lists all parties other
                                    ----------------
than employees of Pivot who have created any portion of, or otherwise have any rights in or to, the Proprietary Software. Except as set forth in Schedule
                                                                  --------
2.20(b), Pivot has secured from all parties who have created any portion of, or
-------
otherwise have any rights in or to, the Proprietary Software valid and enforceable written assignments of any such work or other rights to Pivot and has provided true and complete copies of such assignments to Buyer. Pivot's use of the Licensed Software and Pivot's use and distribution of the Proprietary Software prior to Closing does not breach any terms of any contract between Pivot and any third party. Pivot has been granted under the license agreements relating to the Licensed Software (the "License Agreements") valid and
                                        ------------------
subsisting legal rights with respect to all software comprising the Licensed Software necessary to conduct its business and such rights may be exercised in any jurisdiction in which Pivot currently conducts its business. Pivot is in compliance with each of the terms and conditions of each of the License Agreements, except to the extent failure to so comply, individually or in the aggregate, would not have a Material Adverse Effect on Pivot. In the case of any commercially available "shrink-wrap" software programs (such as Microsoft Word or Excel), Pivot is not using any unauthorized copies of any such software programs and none of the employees, agents or representatives of Pivot are using any such unauthorized copies in a manner that would result in any liability to Pivot.

     (c) The Proprietary Software and, to the knowledge of the Shareholders, the Licensed Software does not infringe the patent, copyright, or trade secret rights or any other intellectual property or legal right of any third party.

     (d) Pivot has granted no rights in the Software to any third party except for rights granted to customers in the ordinary course of business pursuant to contracts.

     (e) To the knowledge of the Shareholders, the Software and the related computer hardware used by Pivot (the "Hardware") are adequate in all material
                                      --------
respects, when taken together with the other Assets and the Employees of Pivot, to run the Business in the same manner as the Business has operated since December 31, 1998.

     Section 2.21. Transactions with Affiliates. Except as set forth on Schedule
                   ----------------------------                         --------
2.21, no officer, director or holder of 5% or more of the outstanding capital
----
stock of Pivot, or any Person or affiliated group with whom any such shareholder, officer or director has any direct or indirect relation by blood, marriage or adoption, or any entity in which any such Person owns (other than through a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by all such persons) any beneficial interest in: (i) any Contract, arrangement or understanding or any related series of the same involving aggregate consideration in excess of $5,000 with, or relating to, the Business; or (ii) any property or related group of properties with an aggregate value of at least $5,000 (real, personal or mixed), tangible or intangible, used or currently intended to be used in, the Business.

     Section 2.22. Brokers, Finders and Investment Bankers. No finder or any
                   ---------------------------------------
agent, broker, or other Person acting pursuant to Pivot's authority or the authority of any affiliate of Pivot is entitled to or has claimed any commission or finder's fee in connection with the transactions contemplated by this Agreement.

     Section 2.23. Customers. Schedule 2.23 is a list of all of the customers of
                   ---------  -------------
Pivot (the "Customers"). Except as set forth on Schedule 2.23, the relationships
            ---------                           -------------
of Pivot with the Customers are good commercial working relationships, and the Shareholders have no knowledge that any of the Customers intends to terminate or otherwise modify adversely its relationship with Pivot or to materially decrease its purchases of goods or services from Pivot.

     Section 2.24. Investment Company; Holding Company. Pivot is not an
                   -----------------------------------
"investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company," a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     Section 2.25. Certain Payments. Neither Pivot, nor to the knowledge of the
                   ----------------
Shareholders, any person or other entity acting on behalf of Pivot has, directly or indirectly, on behalf of or with respect to Pivot: (i) made an unreported political contribution, (ii) made or received any payment which was not legal to make or receive, (iii) engaged in any transaction or made or received any payment which was not properly recorded on the books of Pivot, or (iv) engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977.

     Section 2.26. Millennium Compliance.
                   ---------------------

     Pivot warrants that the Software is "Millennium Compliant." For the purposes of this Agreement "Millennium Compliant" means:

          (i) the functions, calculations, and other computing processes of the Software (collectively, "Processes") perform in a consistent manner
                             ---------
regardless of the date in time on which the Processes are actually performed and regardless of the date input to the Software, whether before, on, or after January 1, 2000 and whether or not the dates are affected by leap years;

          (ii) the Software accepts, calculates, compares, sorts, extracts, sequences, and otherwise processes date inputs and date values, and returns and displays date values, in a consistent manner regardless of the dates used, whether before, on, or after January 1, 2000;

          (iii) the Software will function without interruptions caused by the date in time on which the Processes are actually performed or by the date input to the Proprietary Software, whether before, on, or after January 1, 2000;

          (iv) the Software accepts and responds to two-digit year-date input in a manner that resolves any ambiguities as to the century in a defined, predetermined, and appropriate manner; and

          (v) the Software stores and displays date information in ways that are unambiguous as to the determination of the century.

     Section 2.27. Disclosure. No representation, warranty or covenant made or
                   ----------
furnished by the Shareholders in or pursuant to this Agreement, the Schedules or Exhibits attached hereto, or the Other Agreements when taken together with all such related representation, warranties and covenants relating to such disclosure, contains or shall contain an untrue statement of a material fact or omits or shall omit a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

                                  ARTICLE 3.
                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to each Shareholder and Midland that:

     Section 3.1.  Organization. Buyer is a corporation duly organized, validly
                   ------------
existing and in good standing under the laws of the State of Florida, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Buyer is duly qualified to transact business, and is in good standing, as a foreign corporation in each jurisdiction where the character of its activities requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect on Buyer.

     Section 3.2.  Authorization. Buyer has full corporate power and authority
                   -------------
to execute and deliver this Agreement and the Other Agreements and to perform its obligations under this Agreement and the Other Agreements (including, without limitation, the Purchase Note and the Registration Rights Agreement) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Other Agreements by Buyer, the performance by Buyer of its respective obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate action. This Agreement constitutes, and when executed and delivered, the Other Agreements will constitute, the legal, valid and binding obligations of Buyer, enforceable against it in accordance with the terms hereof and thereof.

     Section 3.3.  Absence of Restrictions and Conflicts. The execution,
                   -------------------------------------
delivery and performance of this Agreement and the Other Agreements, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the terms and conditions of this Agreement and the Other Agreements do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any term or provision of the Articles of Incorporation or Bylaws of Buyer, (ii) any Contract to which it is a party,
(iii) any judgment, decree or order of any court or governmental authority or agency to which Buyer is a party or by which Buyer or any of its properties is bound, or (iv) any statute, law, regulation or rule applicable to Buyer, so as to have, in the case of subsections (ii) through (iv) above, a Material Adverse Effect on the Shareholders or Midland.

     Section 3.4.  Financial Statements. Buyer has made available to the
                   --------------------
Shareholders and Midland (i) the audited statements of income of Buyer for the respective fiscal year ended December 31, 1996, 1997 and 1998 (collectively the "Buyer Annual Financial Statements") and (ii) unaudited balance sheet Buyer as
 ---------------------------------
of March 31, 1999 and the statement of income of Buyer for the three-month period ended March 31, 1999, copies of which are attached hereto as Schedule 3.4
                                                                    ------------
(such financial statements are sometimes hereinafter referred to collectively as the "Buyer Financial Statements"). The Financial Statements have been prepared
     --------------------------
from, and are in accordance with, the books and records of Buyer, and present fairly the financial position and results of operations of Buyer as of the dates and for the periods indicated, in each case in conformity with generally accepted accounting principles ("GAAP"), consistently applied throughout the
                                 ----
periods covered thereby.

     Section 3.5.  Securities and Exchange Commission Filings. Buyer has
                   ------------------------------------------
delivered to the Shareholders Buyer's prospectus, dated May 13, 1999, and all subsequent filings by Buyer with the Securities and Exchange Commission (the "Commission"). None of such filings contain any untrue statement of a material
 ----------
fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     Section 3.6.  Investment Representation. Buyer is acquiring the Company
                   -------------------------
Stock and Midland Note for its own account with no present intention of reselling or otherwise distributing the same or participating in a distribution of same except pursuant to an offering of shares duly registered under the Securities Act of 1933, as amended (the "Securities Act") and applicable state
                                         --------------
securities laws, or under other circumstances that, in the opinion of counsel for Pivot at the time, would not require registration of the Company Stock and Midland Note under the Securities Act. Buyer is an accredited investor as defined under the Securities Act. Buyer acknowledges that it has been advised and is aware that (i) the Shareholders are relying upon an exemption under the Securities Act predicated upon Buyer's representations and warranties contained in this Section 3.6 in connection with the offer and sale of the Company Stock and Midland Note pursuant to this Agreement and (ii) the Company Stock and Midland Note in the hands of Buyer will be restricted securities within the meaning of Rule 144 promulgated pursuant to the Securities Act and unless, and until, registered under the Securities Act, may be subject to limitations upon its resale (including, among others, pertinent requirements of Rule 144 and limitations on the amount of stock that can be resold and the time of resale) set forth in Rule 144 or in administrative interpretations by the Commission of the Securities Act, or in other rules and regulations promulgated thereunder by the Commission, in effect at the time of the proposed sale or other disposition of the Company Stock and Midland Note.

     Section 3.7.  Disclosure. No representation, warranty or covenant made or
                   ----------
furnished by Buyer in or pursuant to this Agreement, the Schedules or Exhibits attached hereto, or the Other Agreements when taken together with all such related representation, warranties and covenants relating to such disclosure, contains or shall contain an untrue statement of a material fact or omits or shall omit a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

                                  ARTICLE 4.
                   REPRESENTATIONS AND WARRANTIES OF MIDLAND

     Midland hereby represents and warrants to Buyer that:

     Section 4.1.  Organization. Midland is a corporation duly organized,
                   ------------
validly existing and in good standing under the laws of the State of Ohio, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Midland is duly qualified to transact business, and is in good standing as a foreign corporation in each jurisdiction where the character of its activities requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect on Midland.

     Section 4.2.  Authorization. Midland has full corporate power and authority
                   -------------
to execute and deliver this Agreement and the Other Agreements to which it is a party and to perform its obligations under this Agreement and such Other Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such Other Agreements by Midland, the performance by Midland of its respective obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate action. This

Agreement constitutes, and when executed and delivered, the Other Agreements to which Midland is party will constitute, the legal, valid and binding obligations of Midland, enforceable against it in accordance with the terms hereof and thereof.

     Section 4.3.  Absence of Restrictions and Conflicts. The execution,
                   -------------------------------------
delivery and performance of this Agreement and the Other Agreements to which Midland is party, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the terms and conditions of this Agreement and such Other Agreements do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any term or provision of the Articles of Incorporation or Regulations of Midland, (ii) any Contract to which it is a party, (iii) any judgment, decree or order of any court or governmental authority or agency to which Midland is a party or by which Midland or any of its properties is bound, or (iv) any statute, law, regulation or rule applicable to Midland, so as to have, in the case of subsections (ii) through
(iv) above, a Material Adverse Effect on Midland.

     Section 4.4.  Midland Insurance Matters
                   -------------------------

     In connection with the issuance and maintenance of insurance policies issued by Midland as to which Pivot or any of its employees are the agents of record, Midland has complied in all material respects with all applicable legal and regulatory requirements.

                                  ARTICLE 5.
              POST-CLOSING COVENANTS AND ADDITIONAL AGREEMENTS OF
                      THE SHAREHOLDERS, MIDLAND AND BUYER

     Notwithstanding any other provision of this Agreement, the following covenants, agreements, acknowledgments and confirmations shall survive the
Closing:

     Section 5.1.  Confidentiality. All non-public information obtained by
                   ---------------
Buyer, Pivot, Midland or the Shareholders, or any of their representatives, pursuant to this Agreement or in connection with the matters contemplated hereby concerning the business, operations or affairs of the other will be kept confidential and will not be used for any purpose other than the consummation of the transactions contemplated hereby, or be disclosed to any other person or entity, except for such disclosure to its employees, agents and representatives who have a need to know the same and who have been advised of the confidential nature of such information and who agree to abide by the terms hereof and except for such disclosure as may be required by applicable law, court order or governmental agency request. The obligations of confidentiality hereunder shall continue for a period of two years from the date of this Agreement, provided that, with respect to any item provided hereunder which constitutes a trade secret under applicable law, such period of confidentiality shall continue for so long as such item constitutes a trade secret under applicable law.

     Section 5.2.  Future Cooperation; Assurances. The Shareholders, Midland,
                   ------------------------------
Pivot and Buyer shall each deliver or cause to be delivered to the others following the Effective Time such additional instruments as the other may reasonably request for the purpose of fully carrying out this Agreement. The Shareholders will cooperate and use their reasonable efforts to have the present officers, directors and employees of Pivot cooperate with at and after the Effective Time in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Effective Time. Buyer will cooperate with the Shareholders in the preparation of all tax returns covering the period from the beginning of Pivot's current tax year through the Closing. In addition, Buyer will provide the Shareholders with access to such of its books and records as may be reasonably requested by the Shareholders in connection with federal, state and local tax matters relating to periods prior to the Closing.

     Section 5.3.  Tax Matters
                   -----------

     The Shareholders and Buyer shall each deliver or cause to be delivered to the other following the Effective Time such additional instruments as the other may reasonably request to assist Buyer in regard to tax treatment including but not limited recognition and acknowledgement of net operating losses and all tax carryforwards.

     Section 5.4.  Employee Nonsolicitation. (a) The Shareholders and Midland
                   ------------------------
each severally (but not jointly) hereby covenant and agree that, for a period of one year after the Closing Date, neither the Shareholders, Midland nor any of their Affiliates shall in any manner, directly or indirectly, without Buyer's prior written consent which may be given or withheld in Buyer's sole discretion, on behalf of the Shareholders, Midland or their Affiliates, or on behalf of any other person, firm or corporation, (i) solicit any person who was an employee or an independent contractor of Pivot providing services with respect to the Business prior to the Closing Date who received an offer of employment with Buyer in connection with the transactions contemplated hereunder or during the twelve-month period after the Closing Date or (ii) employ any such person whom the Shareholders or Midland have previously solicited in violation of this
Section 5.4(a) or any such person who worked for Buyer within the previous three-month period, unless such person was terminated by Buyer.

     (b) Buyer hereby covenants and agrees that, for a period of one year after the Closing Date, neither it, Pivot nor any of their respective Affiliates shall in any manner, directly or indirectly, without Midland's prior written consent which may be given or withheld in Midland's sole discretion, on behalf of Pivot, Buyer or their respective Affiliates, or on behalf of any other person, firm or corporation, solicit, hire or employ any person who was an employee or an independent contractor of Midland providing services to Midland or an Affiliate thereof as of the Closing Date or within the three month period prior thereto (except for employees of Pivot as of the Closing Date), unless such person was terminated by Midland or Pivot.

     Section 5.5.  Employee Benefit Plans.
                   ----------------------

     The Shareholders and Buyer hereby covenant and agree to cooperate with respect to the transition of all Employee Benefit Plans in connection with the transactions contemplated hereby. Buyer hereby covenants and agrees that all employee benefit plans of Pivot which are listed on Schedule 2.15 shall not be terminated until the earlier of (1) January 1, 2000, or (2) the date on which Buyer establishes and maintains an employee benefit plan under which such employees could participate, unless earlier termination is required by applicable law.

     Section 5.6   Release
                   -------

     Midland hereby releases, acquits and forever discharges Pivot, the Shareholders and Intelligent Life from and against any and all actions, damages, liabilities, losses, costs, expenses (including, but not limited to, attorneys' fees) and claims of any nature whatsoever, in law or equity, whether or not now existing or hereafter occurring, known or unknown to Midland arising from the insurance practices and business operations of Pivot (including, without limitation, their reserving, marketing, financial, premium collection and refunding and other practices) prior to the date hereof.

                                  ARTICLE 6.
                             DELIVERIES AT CLOSING

     Section 6.1.  Deliveries by the Shareholders. The Shareholders have
                   ------------------------------
delivered or have caused to be delivered to Buyer (and, with respect to items
(a) (c), (e) and (f) below, to Midland) each of the following:

          (a) A Secretary's Certificate of Pivot attesting to (i) the incumbency of the officers of Pivot executing the Termination Agreement and such Other Agreements to which Pivot is a party and the other certificates and agreements delivered by Pivot at the Closing and (ii) the resolutions adopted by Pivot's directors and shareholders authorizing the transactions described herein and contemplated hereby;

          (b) Stock certificates representing the Company Stock together with stock powers, duly enclosed in blank for transfer;

          (c) Good standing certificates relating to Pivot from the Secretary of State of the State of Ohio;

          (d)  Employment Agreements duly executed by Lou E. Hensley and David
C. Florian, substantially in the form attached hereto as Exhibit C;

          (e) The Termination Agreement duly executed by the Shareholders and Pivot terminating the Midland Loan Documents as of the Closing Date in the form attached as Exhibit D (the "Termination Agreement");

          (f) An opinion of counsel to the Shareholders and Pivot addressed to Buyer and Midland, substantially in the form attached hereto as Exhibit E; and

          (g) The amounts payable to Midland by Messrs Hensley and Florian pursuant to Section 1.7 hereof, by wire transfer of immediately available funds.


     Section 6.2.  Deliveries by Buyer.
                   -------------------

          (a) Buyer has delivered or caused to be delivered to the Shareholders (and, with respect to items (i) and (ii) below, to Midland) each of the following:

               (i) A Secretary's Certificate attesting to (A) the incumbency of the officers executing this Agreement, the Other Agreements to which Buyer is a party and the other certificates and agreements delivered by Buyer at the Closing and (B) the resolutions adopted by Buyer's directors authorizing the transactions described herein and contemplated hereby;

               (ii) An opinion of counsel to Buyer addressed to the Shareholders and Midland substantially in the form attached hereto as Exhibit F;
     ---------

               (iii) The Cash Purchase Price payable to the Shareholders, by wire transfer of immediately available funds; and

               (iv) Stock certificates representing the shares of Buyer Common Stock to be issued pursuant to Section 1.3, in the amounts and registered in the names as set forth on Schedule 1.5.

          (b) Buyer has delivered or caused to be delivered to Midland the Purchase Note, registered in the name of Midland, and the Registration Rights Agreement in the form attached hereto as Exhibit H (the "Registration Rights
                                                         -------------------
Agreement"), each duly executed by Buyer.
---------

     Section 6.3  Deliveries by Midland. Midland has delivered or has caused to
                  ---------------------
be delivered to Buyer (and, with respect to items (a), (c), (e) and (f) below, to the Shareholders) each of the following:

          (a) A Secretary's Certificate of Midland attesting to (i) the incumbency of the officers of Midland executing this Agreement and the Other Agreements to which Midland is a party and the other certificates agreements delivered by Midland at the Closing and (ii) the resolutions adopted by Midland's directors authorizing the transactions described herein and contemplated hereby;

          (b)  The original Midland Note duly assigned by Midland to Buyer;

          (c) Good standing certificates relating to Midland from the Secretary of State of the State of Ohio;

          (d)  The Registration Rights Agreement duly executed by Midland;

          (e)  The Termination Agreement duly executed by Midland;

          (f) An opinion of counsel to Midland addressed to Buyer and the Shareholders, substantially in the form attached hereto as Exhibit G; and

          (g)  The original Shareholder Notes marked cancelled.

                                  ARTICLE 7.
                        SURVIVAL OF REPRESENTATIONS AND
                        WARRANTIES AND INDEMNIFICATION

     Section 7.1.  Survival of Representations and Warranties.
                   ------------------------------------------

     (a) All representations and warranties made or undertaken by the parties in this Agreement or the Other Agreements (i) are material, have been relied upon by the other parties hereto, shall survive the Closing hereunder, and shall not merge in the performance of any obligation by any party hereto, and (ii) except for representations and warranties contained in Sections 2.12 and 2.15, which shall continue for a period limited only by applicable statutes of limitation and not by any extension thereof by waiver or tolling, shall terminate and expire on the second anniversary of the Closing Date. For purposes of this Agreement, and except for representations and warranties contained in Sections 2.12 and 2.15, as to which the Claims Period shall continue for the period specified in the immediately preceding sentence, "Claims Period" shall
                                                         -------------
mean the period commencing immediately following the Closing and ending 90 days following the second anniversary of the Closing Date.

     (b) The Shareholders and Midland each acknowledge and agree that no due diligence or other investigation of Pivot by Buyer or its representatives will diminish or obviate any of the representations, warranties, covenants or agreements made or to be performed by such party pursuant to this Agreement or the Other Agreements to which such party a party or Buyer's right to fully rely upon such representations, warranties, covenants and agreements.

     Section 7.2.  Indemnification by the Shareholders.
                   -----------------------------------

     (a) Subject to the other provisions of this Agreement, the Shareholders shall, jointly and severally, indemnify and hold harmless Buyer from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and other judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, reasonable attorneys' fees and expenses) arising out of or relating to:

          (i) any breach of the representations, warranties, covenants or agreements made by the Shareholders in this Agreement which survives Closing;

          (ii) any breach of any of the representations, warranties, covenants or agreements made by the Shareholders in any certificate, agreement, exhibit or schedule (the "Pivot Ancillary Documents")
                                                     -------------------------
                delivered by Pivot or the Shareholders pursuant to this Agreement which survives Closing; or

          (iii) any fraud, willful misconduct, bad faith or intentional breach of any representation, warranty, covenant or agreement made by Pivot and/or the Shareholders in any Pivot Ancillary Document which survives Closing.

     The claims, liabilities, obligations, losses, costs, expenses, penalties, fines, judgments and damages of Buyer described in this Section 7.2(a) as to which Buyer is entitled to indemnification are referred to as "Buyer Section 7.2
                                                               -----------------
Losses" in this Agreement.
------

     (b) Buyer shall not be entitled to make any claim for indemnification under this Agreement after the Claims Period; provided, however, that if prior to the close of business on the last day of the Claims Period the Shareholders have been notified in writing setting forth with specificity the basis for a claim for indemnity under this Agreement and such claim has not been finally resolved or disposed of at such date, the basis for such claim shall continue to survive with respect to such claim and shall remain a basis for indemnity under this Agreement with respect to such claim until such claim is finally resolved or disposed of in accordance with the terms of this Agreement; provided, further, however, that Buyer and the Shareholders shall be obligated under this Agreement to exercise reasonable efforts to resolve any such claim as quickly as is reasonably practicable.

     (c)  Indemnification Procedure.

               (i) Promptly after receipt by Buyer, during the Claims Period, of notice by a third party of any complaint or the commencement of any action or proceeding with respect to which indemnification is being sought under this Section 7.2, Buyer shall notify the Shareholders of such complaint or of the commencement of such action or proceeding; provided, however, that failure to so notify the Shareholders shall not relieve the Shareholders from liability for such claims except and only to the extent that such failure to notify the Shareholders results in the forfeiture of, or otherwise prejudices the Shareholder's ability to establish, rights and defenses otherwise available to the Shareholders with respect to such claim. The Shareholders shall have the right, upon written notice to Buyer, to assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to Buyer and the payment of the fees and disbursements of such counsel as incurred. If the Shareholders do not elect to assume control of the defense of any such claims, the Shareholders shall be bound by the results otherwise obtained with respect to such claim in accordance with the provisions of this Agreement. In the event, however, that the Shareholders decline or fail to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to Buyer, in either case in a timely manner, then Buyer may employ counsel to represent or defend it in any such action or proceeding and the Shareholders shall pay the reasonable fees and disbursements of such counsel upon receipt of an invoice. In any action or proceeding with respect to which indemnification is being sought under this Agreement, Buyer or the Shareholders, whichever is not assuming the defense of such action, shall have the right to participate in such litigation and to retain its own counsel at such party's own expense. Buyer or the Shareholders, as the case may be, shall at all times use reasonable efforts to keep the Shareholders or Buyer, as the case may be, reasonably apprised of the status of the defense of any claim the defense of which they are maintaining, and to cooperate in good faith with each other with respect to the defense of any such action.

               (ii) Buyer may not settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought from the Shareholders under this Agreement without the prior written consent of the Shareholders, unless such settlement, compromise or consent includes an unconditional release of the Shareholders from all liability arising out of such claim and does not contain any equitable order, judgment or term which affects, restrains or interferes with the business of the Shareholders. The Shareholders shall not, without the prior written consent of Buyer, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought under this Agreement unless such settlement, compromise or consent includes an unconditional release of Buyer from all liability arising out of such claim and does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of Buyer or any of its affiliates.

               (iii) In the event that Buyer does claim a right to payment pursuant to this Agreement, Buyer shall send written notice of such claim to the Shareholders. Such notice shall specify the basis for such claim. As promptly as possible after Buyer has given such notice, Buyer and the Shareholders shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration, mediation or otherwise) and, within ten (10) business days of the final determination of the merits and amount of such claim, the Shareholders shall deliver to Buyer an amount sufficient to satisfy and discharge in full such claim as so determined in the form (at the election of the Shareholders) of either (A) cash in immediately available funds or (B) shares of Buyer's Common Stock, valued for such purposes at the lesser of (x) the arithmetic average of the closing price per share of Buyer's Common Stock in U.S. dollars, as reported on the Nasdaq National Market, for each of the twenty (20) consecutive trading days ending on the trading day immediately prior to the date of the written notice of claim as specified in the preceding sentence or (y) the arithmetic average of the closing price per share of Buyer's Common Stock in U.S. dollars, as reported on the Nasdaq National Market, for each of the twenty (20) consecutive trading days ending on the trading day immediately prior to the date of receipt of such shares by Buyer from the Shareholders pursuant to this sentence.

                (iv) In the event that the Shareholders and Midland are
                     obligated under the provisions of this Article 7 to indemnify Buyer for the same loss, then the amount of the respective obligations of the Shareholders, as a group, and Midland shall be equal to the product of (A) the amount of the total loss for which they are jointly liable multiplied by (B) a fraction the numerator of which is the relevant party's total maximum liability under Section 7.6 hereof and the denominator of which is the combined total maximum liability of such parties under said Section 7.6, it being agreed that for purposes of this clause (iv) the total maximum liability of the Shareholders shall be $290,000.

     Section 7.3.  Indemnification by Buyer.
                   ------------------------

     (a) Subject to the other provisions of this Agreement, Buyer shall indemnify and hold harmless the Shareholders and Midland from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and other judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to:

          (i) any breach of any of the representations, warranties, covenants or agreements made by Buyer in this Agreement which survives Closing;

          (ii) any breach of the representations, warranties, covenants or agreements made by Buyer in any certificate, agreement, exhibit or schedule (the "Buyer Ancillary Documents") delivered by Buyer
                                  -------------------------
                pursuant to this Agreement which survives Closing; or

          (iii) any fraud, willful misconduct, bad faith or intentional breach of any representation, warranty, covenant or agreement made by Buyer in any Buyer Ancillary Document which survives Closing.

     (b) Neither Midland nor any Shareholder shall be entitled to make any claim for indemnification under this Agreement after the appropriate Claims Period; provided, however, that if prior to the close of business on the last day of the Claims Period, Buyer has been notified in writing setting forth with specificity the basis of a claim for indemnity under this Agreement and such claim has not been finally resolved or disposed of at such date, the basis for such claim shall continue to survive with respect to such claim and shall remain a basis for indemnity under this Agreement with respect to such claim until such claim is finally resolved or disposed of in accordance with the terms of this Agreement; provided, further, however, that the Shareholders or Midland, as applicable, and Buyer shall be obligated under this Agreement to exercise reasonable efforts to resolve any such claim as quickly as is reasonably practicable.

     (c)  Indemnification Procedure.

               (i) Promptly after receipt by a Shareholder or Midland, as applicable, during the Claims Period, of notice by a third party of any complaint or the commencement of any action or proceeding with respect to which indemnification is being sought under this Agreement, such Shareholder or Midland, as applicable, shall notify Buyer of such complaint or of the commencement of such action or proceeding; provided, however, that failure to so notify Buyer does not relieve Buyer from liability for such claim except and only to the extent that such failure to notify Buyer results in the forfeiture of, or otherwise prejudices Buyer's or any of its affiliates ability to establish rights and defenses otherwise available to Buyer or any of its affiliates with respect to such claim. Buyer will have the right, upon written notice to such Shareholder or Midland, as applicable, to assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the Shareholder or Midland, as applicable, and the payment of the reasonable fees and disbursements of such counsel as incurred. If Buyer does not elect to assume control of the defense of any such claims, Buyer shall be bound by the results otherwise obtained with respect to such claim. In the event, however, that Buyer declines or fails to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to such Shareholder or Midland, as applicable, in either case in a timely manner, then such Shareholder or Midland, as applicable, may employ counsel to represent or defend it in any such action or proceeding and Buyer shall pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that Buyer is not required to pay the fees and disbursements of more than one counsel for all Shareholders in any jurisdiction in any single action or proceeding. In any action or proceeding with respect to which indemnification is being sought under this Agreement, the Shareholder or Midland, as applicable, or Buyer, whichever is not assuming the defense of such action, shall have the right to participate in such litigation and to retain its own counsel at such party's own expense. The Shareholders or Midland, as applicable, or Buyer, as the case may be, shall at all times use reasonable efforts to keep the Shareholders or Midland, as applicable, or Buyer, as the case may be, reasonably apprised of the status of the defense of any claim the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such action.

               (ii) Neither Midland nor any Shareholder may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought from Buyer under this

                     Agreement without the prior written consent of Buyer, unless such settlement, compromise or consent includes an unconditional release of Buyer and its affiliates from all liability arising out of such claim and does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of Buyer or any of its affiliates. Buyer shall not, without the prior written consent of each Shareholder or Midland, as applicable, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought under this Agreement unless such settlement, compromise or consent includes an unconditional release of such Shareholder or Midland, as applicable, from all liability arising out of such claim and does not contain any equitable order, judgment or term which in any material manner affects, restrains or interferes with the business of the Shareholders or Midland, as applicable, or any of their respective affiliates.

               (iii) In the event that a Shareholder or Midland, as applicable, does claim a right to payment pursuant to this Agreement, such Shareholder or Midland, as applicable, shall send written notice of such claim to Buyer. Such notice shall specify the basis for such claim. As promptly as possible after such Shareholder or Midland, as applicable, has given such notice, such Shareholder or Midland, as applicable, and Buyer shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration, mediation or otherwise) and, within ten (10) business days of the final determination of the merits and amount of such claim, Buyer shall deliver an amount of cash in immediately available funds to such Shareholder or Midland, as applicable, as appropriate to satisfy and discharge such claim as so determined.

     Section 7.4.  Indemnification by Midland.
                   --------------------------

     (a) Subject to the other provisions of this Agreement, Midland shall indemnify and hold harmless the Buyer from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and other judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to:

          (i) any breach of the representations, warranties, covenants or agreements made by Midland in this Agreement which survives Closing;

          (ii) any breach of the representations or warranties made by the Shareholders in Article 2 of this Agreement which survives Closing, except for representations and warranties made by the Shareholders in (A) the second sentence of Section 2.1, (B) Sections 2.2, 2.3, 2.4, 2.5, 2.8, 2.9, 2.20, 2.21, 2.22 and 2.26 hereof and (C) Section 2.27 hereof to the extent that such Section relates to the foregoing enumerated provisions of this Agreement; provided, however, that with respect to any representation or warranty of the Shareholders set forth in Article 2 hereof which is not subject to the exceptions set forth above and the scope of which is limited or qualified by the knowledge of any Shareholder, Midland shall be obligated hereunder to indemnify Buyer for claims arising out of or relating to any breach of such representation or warranty only if the same would have been breached had it been limited or qualified by the knowledge of Midland respecting such representation or warranty, rather than by (and without regard to) the knowledge of such Shareholder(s) respecting the same;

          (iii) any breach of any of the representations, warranties, covenants or agreements made by Midland in any certificate, agreement, exhibit or schedule (the "Midland Ancillary Documents")
                                          ---------------------------
                delivered by Midland pursuant to this Agreement, which representation, warranty, covenant or agreement survives Closing pursuant to its terms or Section 7.1 of this Agreement; or

          (iv) any fraud, willful misconduct, bad faith or intentional breach of any representation, warranty, covenant or agreement made by Midland in any Midland Ancillary Document.

     The claims, liabilities, obligations, losses, costs, expenses, penalties, fines, judgments and damages of Buyer described in this Section 7.4(a) as to which Buyer is entitled to indemnification are referred to as "Buyer Section 7.4
                                                               -----------------
Losses" in this Agreement.
------

     (b) Buyer shall not be entitled to make any claim for indemnification under this Agreement after the appropriate Claims Period; provided, however, that if prior to the close of business on the last day of the Claims Period, Midland has been notified in writing setting forth with specificity the basis of a claim for indemnity under this Agreement and such claim has not been finally resolved or disposed of at such date, the basis for such claim shall continue to survive with respect to such claim and shall remain a basis for indemnity under this Agreement with respect to such claim until such claim is finally resolved or disposed of in accordance with the terms of this Agreement; provided, further, however, that Buyer and Midland shall be obligated under this Agreement to exercise reasonable efforts to resolve any such claim as quickly as is reasonably practicable.

     (c)  Indemnification Procedure.

                (i) Promptly after receipt by Buyer, during the Claims Period, of notice by a third party of any complaint or the commencement of any action or proceeding with respect to which indemnification is being sought under this Section 7.4, Buyer shall notify Midland of such complaint or of the commencement of such action or proceeding; provided, however, that failure to so notify Midland does not relieve Midland from liability for such claim except and only to the extent that such failure to notify Midland results in the forfeiture of, or otherwise prejudices Midland's or any of its affiliates ability to establish rights and defenses otherwise available to Midland or any of its affiliates with respect to such claim. Midland will have the right, upon written notice to Buyer, to assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to Buyer and the payment of the reasonable fees and disbursements of such counsel as incurred. If Midland does not elect to assume control of the defense of any such claims, Midland shall be bound by the results otherwise obtained with respect to such claim. In the event, however, that Midland declines or fails to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to Buyer, in either case in a timely manner, then Buyer may employ counsel to represent or defend it in any such action or proceeding and Midland shall pay the reasonable fees and disbursements of such counsel as incurred. In any action or proceeding with respect to which indemnification is being sought under this Agreement, Buyer or Midland, whichever is not assuming the defense of such action, shall have the right to participate in such litigation and to retain its own counsel at such party's own expense. Buyer or Midland, as the case may be, shall at all times use reasonable efforts to keep Midland or Buyer, as the case may be, reasonably apprised of the status of the defense of any claim the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such action.

               (ii) Buyer may not settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought from Midland under this Agreement without the prior written consent of Midland, unless such settlement, compromise or consent includes an unconditional release of Midland and its affiliates from all liability arising out of such claim and does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of Midland or any of its affiliates. Midland shall not, without the prior written consent of Buyer, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought under this Agreement unless such settlement, compromise or consent includes an unconditional release of Midland from all liability arising out of such claim and does not contain any equitable order, judgment or term which in any material manner affects, restrains or interferes with the business of the Midland or any of its affiliates.

                   (iii) In the event that Buyer does claim a right to payment pursuant to this Agreement, Buyer shall send written notice of such claim to Midland. Such notice shall specify the basis for such claim. As promptly as possible after Buyer has given such notice, Buyer and Midland shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration, mediation or otherwise) and, within ten (10) business days of the final determination of the merits and amount of such claim, Midland shall deliver an amount of cash in immediately available funds to Buyer as appropriate to satisfy and discharge such claim as so determined.

                   (iv) In the event that the Shareholders and Midland are obligated under the provisions of this Article 7 to indemnify Buyer for the same loss, then the amount of the respective obligations of the Shareholders, as a group, and Midland shall be equal to the product of (A) the amount of the total loss for which they are jointly liable multiplied by (B) a fraction the numerator of which is the relevant party's total maximum liability under Section 7.6 hereof and the denominator of which is the combined total maximum liability of such parties under said Section 7.6, it being agreed that for purposes of this clause (iv) the total maximum liability of the Shareholders shall be $290,000.

     Section 7.5.  Threshold for Claims.
                   --------------------

              (a) Notwithstanding the foregoing provisions of this Article 7, the Shareholders and Midland shall have no liability for indemnification for any Buyer Section 7.2 Losses or Buyer Section 7.4 Losses, respectively, until and unless the cumulative total of the Buyer Section 7.2 Losses and Buyer Section
7.4 Losses suffered by Buyer exceeds in the aggregate $100,000.00; it being understood that if such threshold for aggregate Buyer Section 7.2 Losses and Buyer Section 7.4 Losses is reached, then the Shareholders and Midland shall be liable to Buyer for all Buyer Section 7.2 Losses and Buyer Section 7.4 Losses, respectively, that they would otherwise be liable for in the absence of this
Section 7.5(a).

              (b) Notwithstanding the foregoing provisions of this Article 7, Buyer shall have no liability for indemnification under Article 7, until and unless the cumulative total of the losses as to which the Shareholders and Midland are entitled to indemnification (the "Sellers Losses") exceeds in the aggregate $100,000.00; it being understood that if such threshold for aggregate Sellers Losses is reached, then Buyer shall be liable to the Shareholders and Midland for all such Sellers Losses that it would otherwise be liable for in the absence of this Section 7.5(b).

     Section 7.6.  Claims Limitations. Notwithstanding any other provisions
                   ------------------
hereof, Midland shall not be liable for claims for indemnification in an amount in excess of $766,000.00 and the Shareholders, subject to the other provisions of this Section 7.6, shall not be liable for claims for indemnification in an amount in excess of $290,000.00. The maximum liability of any individual Shareholder hereunder shall be limited to an amount equal to $200,000.00 multiplied by the applicable percentage of ownership of Company Stock by such Shareholder as set forth on Schedule 1.1 hereto (the "Individual Shareholder
                            ------------
Cap"), provided that the maximum liability hereunder of each of David Florian
       -------- ----
("Florian") and Lou Hensley ("Hensley") shall equal their respective Individual Shareholder Cap only until the total of Buyer's Section 7.2 Losses and Buyer's
Section 7.4 Losses exceeds $966,000.00, and thereafter the maximum liability of Florian and Hensley shall increase by an additional $90,000.00 of joint and several liability.

                                  ARTICLE 8.
                              CERTAIN DEFINITIONS

     The following terms (in their singular and plural forms as appropriate) as used in this Agreement shall have the meanings set forth below unless the context requires otherwise.

     "Affiliates" means any person or entity that, directly or indirectly
      ----------
through one or more intermediaries, controls or is controlled by or is under, control with a party hereto.

     "Contract" means any written or oral contract, agreement, understanding,
      --------
lease, usufruct, license, commitment, arrangement, obligation, undertaking of any kind or character or other document that is binding on any Person or its assets.

     "Employee Benefit Plan" shall mean and include with respect to any Person
      ---------------------
any pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, any other written or unwritten employee program arrangement, agreement or understanding, including, without limitation, all incentive, bonus, deferred compensation, flexible spending accounts, cafeteria plans, vacation, holiday, medical, disability, share purchase or other similar plans, policies, programs, practices or arrangements.

     "License" means any license, franchise, notice, permit, easement, right
      -------
certificate, authorization, approval or filing that is binding on any Person or its assets.

     "Lien" means any mortgage, lien, security interest, pledge, hypothecation,
      ----
encumbrance, restriction, reservation, encroachment, infringement, easement, lease, conditional sale agreement, title retention or other security arrangement, adverse right or interest charge or claim of any nature whatsoever of, on, or with respect to any property or property interest.

     "Litigation" means any lawsuit, action, claim, arbitration or other legal
      ----------
proceeding (including governmental investigations or criminal prosecution) and notices received threatening or advising as to any of the foregoing proceedings.

     "Loss" means any loss, liability, obligation, damage, claim, lawsuit, costs
      ----
and expense (including (i) interest and penalties, (ii) reasonable attorneys' fees and expenses, and (iii) interest on any amount payable to a third party with respect to a matter requiring indemnification).

     "Material Adverse Change" or "Material Adverse Effect" means any event,
      -----------------------      -----------------------
condition or change which materially and adversely affects or could reasonably be expected to materially and adversely affect the assets, liabilities, financial results of operations, financial condition, business or prospects of the relevant entity.

     "Midland Administrative Services Agreement" means the Administrative
      -----------------------------------------
Services Agreement dated as of June 24, 1999 between Midland and Pivot, whereby Midland agreed to provide certain administrative services to Pivot.

     "Midland Ancillary Documents" is defined in Section 7.4(a).
      ---------------------------

     "Midland Loan Agreement" means the Loan and Warrant Purchase Agreement
      ----------------------
dated as of April 30, 1999 between Midland and Pivot, whereby Midland agreed to loan Pivot up to $4,050,000.00.

     "Midland Loan Documents" means the Midland Note, the Midland Loan
      ----------------------
Agreement, the Midland Warrant Certificate, the Midland Security Agreement, the Midland Administrative Services Agreement, the Pivot Close Corporation Agreement, the Midland Stock Pledge Agreements and the Pivot Phantom Stock Plan.

     "Midland Security Agreement" means the Security Agreement dated as of April
      --------------------------
30, 1999 between Midland and Pivot securing Pivot's obligations under the Midland Loan Agreement and the Midland Note.

     "Midland Stock Pledge Agreements" means the Stock Pledge Agreements each
      -------------------------------
dated as of April 30, 1999 between Midland and each of the Shareholders, whereby each Shareholder pledged his or her shares of Company Common Stock as security for Pivot's obligations under the Midland Loan Agreement and the Midland Note.

     "Midland Warrant Certificate" means the Warrant Certificate dated as of
      ---------------------------
April 30, 1999 issued by Pivot to Midland, whereby Midland was granted the right to purchase from Pivot shares of Company Common Stock.

     "Person" means a natural person or any legal, commercial or governmental
      ------
entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association or any person acting in a representative capacity.

     "Pivot Close Corporation Agreement" means the Code of Regulations and Close
      ---------------------------------
Corporation Agreement dated as of April 30, 1999 among the Shareholders, Pivot and Midland.

     "Pivot Phantom Stock Plan" means the Professional Direct Agency, Inc. 1999
      ------------------------
Phantom Stock Plan.

                                  ARTICLE 9.
                           MISCELLANEOUS PROVISIONS

     Section 9.1.  Notices. All notices, communications and deliveries hereunder
                   -------
shall be made in writing signed by the party making the same, shall specify the Section hereunder pursuant to which it is given or being made, and shall be delivered personally or by telecopy transmission or sent by registered or certified mail or by any express mail service (with postage and other fees prepaid) as follows:

     To Buyer:                Intelligent Life Corporation
                              11811 U.S. Highway One, Suite 101
                              North Palm Beach, Florida 33408
                              Attn: Chairman of the Board and Chief Executive
                                    Officer

     With copies to:          John Franklin Smith, Esq.
                              Morris, Manning & Martin, L.L.P.
                              1600 Atlanta Financial Center
                              3343 Peachtree Road, N.E.
                              Atlanta, Georgia 30326
                              Telecopy No.: 404-365-9532

     To Midland:              The Midland Life Insurance Company
                              250 East Broad Street
                              Columbus, Ohio 43215
                              Attn: Michael A. Loffa, Executive Vice President
                              Telecopy No. (614) 221-5145


     With a copy to:          Squire, Sanders & Dempsey L.L.P.
                              1300 Huntington Center
                              41 South High Street
                              Columbus, Ohio 43215
                              Attn: Richard R. Murphey, Jr., Esq.
                              Telecopy No. (614) 365-2499

     To the Shareholders:     The addresses listed on Schedule 1.1
                              ------------------------------------
     With a copy to:          Baker & Hostetler LLP
                              1900 East Ninth Street
                              3200 National City Center
                              Cleveland OH 44114-3485
                              Attn: John Mills Gherlein, Esq.
                              Telecopy No. (216)621-0200
or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing.

     Section 9.2.  Entire Agreement; Modifications and Amendments. This
                   ----------------------------------------------
Agreement, the Schedules, the Exhibits and the Other Agreements constitute the entire agreement between the parties relating to the subject matter hereof and thereof and supersede all prior oral and written agreements. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by each of the parties hereto and no oral waiver to this sentence shall be valid. Whenever terms defined in this Agreement are used in any Exhibit or Schedule hereto, such terms shall have the meanings ascribed to them herein unless they are otherwise defined in such Exhibit or Schedule. The term "Agreement" shall mean this instrument and all Exhibits and Schedules hereto and
 ---------
the words "herein," "hereof," "hereunder," "hereto," "hereby," and words of similar tenor shall refer to this instrument in its entirety including the Exhibits and Schedules hereto.

     Section 9.3.  Assignment; Successors-in-Interest. No assignment or transfer
                   ----------------------------------
by Buyer or the Shareholders of their respective rights and obligations hereunder prior to the Closing shall be made except with the prior written consent of the other parties hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns, but no assignment shall relieve any party of its obligations hereunder. Any reference hereto shall also be a reference to a permitted successor or assign.

     Section 9.4.  Number; Gender. Whenever the context so requires, the
                   --------------
singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other gender.

     Section 9.5.  Captions. The titles, captions and table of contents
                   --------
contained in this Agreement are inserted herein for convenience and for reference only and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement and all references to Schedules and Exhibits are references to Schedules and Exhibits to this Agreement.

     Section 9.6.  Controlling Law; Integration. This Agreement shall be
                   ----------------------------
governed by and construed and enforced in accordance with the internal laws of the State of Ohio without reference to Ohio's choice of law rules. This Agreement supersedes all negotiations, agreements and understandings among the parties with respect to the subject matter hereof and constitutes the entire agreement among the parties hereto.

     Section 9.7.  Severability. Any provision hereof which is prohibited or
                   ------------
unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties hereto waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

     Section 9.8.  Counterparts. This Agreement may be executed in two or more
                   ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 9.9.  Enforcement of Certain Rights. Nothing expressed or implied
                   -----------------------------
in this Agreement is intended, or shall be construed, to confer upon or give any person, firm or corporation other than the parties hereto, and their successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such person, firm or corporation being deemed a third party beneficiary of this Agreement.

     Section 9.10. Waiver. Any agreement on the part of a party hereto to any
                   ------
extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by one party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

     Section 9.11. Fees and Expenses. The parties hereto each shall pay their
                   -----------------
respective fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, but not limited to, the fees, costs and expenses of its financial advisors, accountants and counsel.

     Section 9.12. Further Assurances. The parties hereto agree to furnish upon
                   ------------------
request to each other such further information, to execute and deliver to each other such other documents, and to do such other acts and things, all as the other party hereto may at any time reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to herein.

     Section 9.13. Public Announcements. The timing and content of all
                   --------------------
announcements regarding any aspect of this Agreement to the financial community, government agencies, employees or the general public shall be mutually agreed upon in advance (unless Buyer or Pivot is advised by counsel that any such announcement or other disclosure not mutually agreed upon in advance is required to be made by law, and then only after making a reasonable attempt to comply with the provisions of this Section).


                        [SIGNATURES BEGIN ON NEXT PAGE]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date first above written.


                              "BUYER":
                               -----

                              INTELLIGENT LIFE CORPORATION


                              By:  /s/ William P. Anderson, III
                                  ---------------------------------------
                              Name:  William P.Anderson, III
                              Title: President and Chief Executive Officer




                              "SHAREHOLDERS":
                               ------------

                              /s/ Lou E. Hensley
                              ------------------------------------------
                              LOU E. HENSLEY, individually


                              /s/ David C. Florian
                              ------------------------------------------
                              DAVID C. FLORIAN, individually


                              /s/ Elizabeth Sensky
                              ------------------------------------------
                              ELIZABETH SENSKY, individually


                              /s/ Heather Evans
                              ------------------------------------------
                              HEATHER EVANS, individually


                              /s/ Mark R. Miller
                              ------------------------------------------
                              MARK R. MILLER, individually


                              /s/ Patricia Davis
                              ------------------------------------------
                              PATRICIA DAVIS, individually


                              "MIDLAND":
                               -------

                              THE MIDLAND LIFE INSURANCE COMPANY


                              By:    /s/ Ihor W. Hron
                                    ------------------------------------
                              Name:  Ihor W. Hron
                                    ------------------------------------
                              Title: President and Chief
                                     Executive Officer
                                     -----------------------------------

                              Title: _____________________________